Exhibit 10.7

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Terms and Conditions

1)	Scope. Stereotaxis, Inc. (the “Company” or “Stereotaxis”) and Melissa Walker (“Employee”) hereby agree to the terms and conditions of this Amended and Restated Employment Agreement, in consideration for Employee’s continued employment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged. These terms and conditions replace in the entirety the At Will Employment Agreement and Attachment A, Confidentiality and Non-Compete Agreement, entered into by the Parties on February 16, 2001. Employee accepts and agrees to the terms of the Stereotaxis offer letter dated February 15, 2001. Both parties agree that Employee’s employment by Stereotaxis shall be subject to these terms and conditions. The offer letter and these Terms and Conditions together are the “Agreement”.

2)	Definitions.

a)	“Cause” means: (i) the institution of criminal charges against the Employee, or the admission by Employee of, or any action or omission by Employee that constitutes embezzlement, theft or other intentional misappropriation of any property of Company, (ii) any willful act involving moral turpitude which brings disrepute or disparagement to the Company or substantially impairs its good will and reputation, or results in a conviction for or plea of guilty to a felony involving moral turpitude, fraud or misrepresentation, (iii) material neglect of duties which, if curable, is not cured by the Employee, provided however, the Employee shall receive a reasonable opportunity to cure within at least fifteen (15) days after written notice of such neglect of duties if such material neglect of duties is curable within such period, (iv) material breach of fiduciary obligations to Company after written notice of such breach, or (v) chemical dependence that materially affects the performance of Employee’s duties and responsibilities.

b)	“Change of Control” means (i) an event whereby any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization (each, a “Person”), including such Person’s affiliates, or “group” (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended) acquires beneficial ownership of capital stock of the Company entitling the holder(s) thereof to more than fifty percent (50%) of the voting power of the then outstanding capital stock of the Company with respect to the election of the Company’s directors, or (ii) a sale or transfer of all or substantially all of the assets of the Company to any Person.

c)	“Confidential Information” means any information pertaining to the Stereotaxis Business and/or other information of the Company acquired by Employee during the course of or as a result of employment with the Company, which is not publically known, such as but not limited to, trade secrets, know-how, processes, designs, products, documentation, data, research and development plans and activities, standard operating procedures and validation records, drawings, tools, techniques, software and computer programs and derivative works, inventions (whether patentable or not), improvements, copyrightable material, business and marketing plans, projections, sales data and reports, confidential evaluations, the confidential use, nonuse or compilation by the Company of technical or business information in the public domain, customers and prospects, customer requirements, costs, profitability, sales and marketing strategies, pricing policies, operational methods, strategic plans, training materials, internal financial information, operating and financial data and projections, distribution or sales methods, prices charged by or to Company, inventory lists, sources of supplies, supply lists, lists of current or past employees and information concerning relationships between Company and its employees, collaborators, or customers.

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d)	“Restricted Period” means during executive’s employment plus the later of one year following the date of (i) the final day of the Severance Period or (ii) termination of employment for any reason; however the Restricted Period shall not exceed two years beyond the date of termination of employment.

e)	“Severance Period” means the period during which the Employee receives any salary continuation and/or continuation of benefits due to termination without Cause or termination in the event of Change of Control under Section 15.

f)	“Stereotaxis Business” means a) the development, manufacture, and sale of (1) equipment, software, devices, and methods in the field of remote, computer-controlled or computer-aided navigation and delivery of interventional medical devices, with or without the use of magnetic devices or systems, and (2) workstations, software, and networks used in or with medical procedures, and b) research and planning and business development that is planned or implemented by Company during the term of employment, with respect to which Employee receives Confidential Information during employment.

3)	Position; Base Salary; Incentive Compensation. Employee shall serve as Senior VP of Regulatory, Quality and Compliance or in such other capacity, and shall report to Mike Kaminski or such other person, in each case as the Company may from time to time direct. Employee shall be paid according to the terms of the offer letter or as provided in the future by Employer from time to time in writing, and all payments shall be subject to applicable withholdings and deductions.

4)	Company Benefits. While employed by the Company, Employee shall be entitled to receive such benefits of employment as the Company may offer from time to time. Company-paid time off for vacation, sick leave, and other personal needs will be governed by the Employee Handbook and Company policies as modified from time to time by the Company.

5)	Employment Services; Employee Handbook and Company Policies. Employee agrees that throughout the term of Employee’s employment, as a condition of Employee’s employment, Employee shall (a) diligently, in good faith and to the best of Employee’s abilities render such services as may be delegated to the Employee by the Company and (b) follow and act in accordance with all of Company’s rules, policies and procedures of Company, including, but not limited to this Agreement, the Company rules and policies, and the Employee Handbook, any of which may be revised from time to time at the sole discretion of the Company, with or without prior notice.

6)	At-Will Employment. The Company is an “at-will” employer. This means that the Company or the Employee may terminate Employee’s employment at any time, for any reason or for no reason and/or with or without cause. Stereotaxis makes no promise that Employee’s employment will continue for a set period of time, nor is there any promise that it will be terminated only under particular circumstances. No raise or bonus or discussion of possible or potential future benefits, if any, or changes to Employee’s capacity, reporting, or compensation shall alter Employee’s status as an “at-will” employee or create any implied or express contract or promise of continued employment. No manager, supervisor or officer of Stereotaxis has the authority to change Employee’s status as an “at-will” employee.

7)	Inventions and Developments.

a)

Any and all ideas, inventions, discoveries, patents, patent applications, continuation-in-part patent applications, divisional patent applications, technology, copyrights, derivative works, trademarks, service marks, improvements, trade secrets and the like, which are developed, conceived, created, discovered, learned, produced and/or otherwise generated by Employee, whether individually or otherwise, during the term of Employee’s employment whether or not during working hours, that relate to Stereotaxis Business or any work performed by Employee for Company (collectively, “Inventions and Developments”), shall be the sole and exclusive property of Company, and Company shall own any and all right, title and

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interest to such Inventions and Developments. Employee assigns and agrees to assign to Company any and all right, title and interest in and to any such Inventions and Developments whenever requested to do so by Company, at Company’s expense, and Employee agrees to execute any and all applications, assignments or other instruments which Company deems desirable or necessary to protect such interests, both during and after the term of Employment.

b)	By way of clarification, Paragraph 6(a) shall not apply to any invention for which no equipment, supplies, facilities or Confidential and Trade Secret Information of Company was used and which was developed entirely on Employee’s own time, unless (i) the invention relates to Stereotaxis Business or to Company’s actual or demonstrably-anticipated research or development, or (ii) the invention results from any work performed by Employee for Company.

8)	Confidential Information. Employee agrees to keep secret and confidential, and not to use or disclose to any third parties, except as directly required for Employee to perform Employee’s employment responsibilities for Company, any of Company’s Confidential Information. Excluded from the scope of these restrictions is Confidential Information that becomes generally available to the public in any manner other than by a breach of this Agreement by the Employee.

9)	Company Materials. All notes, records, correspondence, data, hardware, software, documents or the like obtained by or provided to the Company regarding Stereotaxis Business, or otherwise made, produced, or compiled during the course or as a result of employment with the Company which contain Confidential Information, regardless of the type of medium in which such is preserved, (“Company Materials”), are the sole and exclusive property of the Company, and shall be surrendered to the Company on request or upon Employee termination for any reason. During Employee’s employment, Employee will not copy, reproduce or otherwise duplicate, record, abstract, summarize or otherwise use, any Company Materials except as expressly permitted or required for the proper performance of Employee’s duties on behalf of the Company.

10)	Attention to Duties; Conflict of Interest.

a)	Employee represents that the execution and delivery of the Agreement and Employee’s employment with Company do not violate any previous employment agreement or other contractual obligation of Employee, and there are no outstanding commitments or agreements inconsistent with any of the terms of this Agreement or the services to be rendered to Stereotaxis.

b)	While employed by the Company, Employee shall devote Employee’s full business time, energy and abilities exclusively to the business and interests of Stereotaxis and shall not, without the Company’s prior written consent, obtain any direct or indirect interests in or relationships with any organization that might affect the objectivity and independence of the Employee’s judgment or conduct in carrying out duties and responsibilities to the Company under this Agreement or that would interfere with the performance of Employee’s duties under this Agreement. However, nothing herein shall preclude employee from pursuing Employee’s personal, financial and legal affairs, or, subject to the prior written consent of the Company, (i) serving on any corporate or governmental board of directors, (ii) serving on the board of, or working for, any charitable, not-for-profit or community organization, or (iii) pursuing any other activity; provided that Employee shall not engage in any other business, profession, occupation or other activity, for compensation or otherwise, which would violate the provisions of this Agreement or would otherwise conflict or interfere with the performance of Employee’s duties and responsibilities hereunder, either directly or indirectly.

c)	If in the course of Employee’s employment, Employee becomes aware of any obligations or commitments under Paragraph (a) or any real or apparent conflicts of commitment or conflicts of interest, Employee shall immediately disclose them to Employee’s supervisor.

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11)	Non-Competition, Non-solicitation. Employee agrees that during the Restricted Period, and regardless of how Employee’s termination occurs and regardless of whether it is with or without Cause, Employee shall not, directly or indirectly (whether individually or as owner, partner, consultant, employee or otherwise):

a)	engage in, assist or have an interest in, enter the employment of, or act as an agent, advisor or consultant for, any person or entity that then is or intends to be in competition with the Company with respect to Stereotaxis Business. A person or entity will be deemed “in competition” if it is involved in research, development, manufacture, supplying or sale of a product, process, apparatus, service or development which is competitive with a product, process, apparatus, service or development on which Employee worked, or with respect to which Employee has or had access to Confidential Information during the Employee’s employment.

b)	solicit, divert, or take away, or attempt to solicit, divert or take away from the Company the business of any customers for the purpose of selling or providing to such customer any product or service which is included in the Stereotaxis Business as defined herein;

c)	knowingly to cause or attempt to cause any customer, vendor, or other third party collaborating with the Company to terminate or reduce its existing relationship with the Company;

d)	knowingly solicit, induce, or hire, or attempt to solicit, induce, or hire, any employee, consultant, or distributor of the Company to leave the employ of the Company and/or to work for any competitor of the Company.

12)	Notification; Non-disparagement. Employee shall notify any prospective employer of the existence and terms of this Agreement, prior to acceptance of employment outside of the Company. Company may inform any person or entity subsequently employing, or evidencing an intention to employ Employee of the nature of the information Company asserts to be Confidential Information, and may inform that person or entity of the existence of this Agreement, the terms hereof, and provide to that person or entity a copy of these terms and conditions. Neither party shall in any way disparage the other, including current or former officers, directors and employees of the Company, and neither party shall make or solicit any comments, statements or the like to the media or to others, including their agents or representatives, that may be considered to be derogatory or detrimental to the good name or business reputation of the other party.

13)	Acknowledgments Regarding Restrictions. Employee acknowledges, understands, and agrees that:

a)	The provisions relating to confidentiality, conflicts of interest, non-competition, and their post-employment continuation are material consideration for the compensation and other benefits of Employee’s employment by Company, and without Employee’s agreement to these provisions and restrictions, Employee would not be employed by the Company.

b)	Employee agrees that the covenants relating to non-competition, non-solicitation, and disparagement in this Agreement are appropriate and fair and necessary to avoid conflicts of interest and commitment and to protect the Company’s legitimate interests in its Confidential Information, goodwill, and relationships.

c)	The restrictions contained herein are not limited geographically in view of Company’s worldwide operations and the nature of the Confidential Information, customers and /or other business relationships to which Employee will have access. These restrictions may preclude, for a time, Employee’s employment with competitors of Company. Company agrees, however, that if it is commercially reasonable, after the Employee’s employment and within the Restricted Period it may provide written permission for Employee to provide services to or be employed by firms that are engaged in Stereotaxis Business, so long as such services or employment are provided to divisions, departments, or affiliates that are not engaged in Stereotaxis Business within those firms. Such permission shall not be deemed to waive or diminish the prohibitions on disclosure or use of Confidential Information or the covenants of non-competition in this Agreement.

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d)	None of these restrictions is intended to prevent the Employee from owning up to one percent (1%) of the publicly traded stock of any company during the Restricted Period.

e)	In the event of a breach or threatened breach of any of Employee’s duties and obligations under Sections 7-12, Company shall be entitled, in addition to any other legal or equitable remedies (including any right to damages), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. Employee expressly acknowledges that the harm that might result to Company’s business as a result of any noncompliance by Employee with any of the provisions of these Sections would be largely irreparable, and specifically agrees that if there is a question as to the enforceability of any of the provisions of these Sections, Employee will not engage in conduct alleged to be inconsistent with or contrary to such Sections before the question has been resolved by a final judgment of an arbitrator or court of competent jurisdiction.

f)	To ensure Employee’s understanding of and compliance with the obligations under this Agreement, Employee agrees to engage in an exit interview with the Company at the Company’s expense prior to Employee’s last day of employment, at a time and place or by telephone, as designated by the Company, and that Employee may be required to confirm that Employee will comply with Employee’s post termination obligations.

14)	Non-Waiver of Rights. Company’s failure at any time to enforce or require performance by Employee of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of Company thereafter to enforce each and every provision in accordance with the terms of this Agreement.

15)	Continuation of Salary and Benefits.

a)	Continuation upon Certain Termination Events. If the Employee’s employment is terminated (i) by the Company without Cause; or (ii) within twelve months after a Change of Control of the Company under which the Company is not the surviving entity and the Employee was not offered a position and salary in the surviving entity comparable to the position and salary held immediately prior to the Change of Control, then subject to the conditions below, Employee will receive during the twelve (12) month period immediately following the date of termination under (i) or (ii) a guarantee of salary continuation equal to Employee’s monthly base salary on the date of termination, as well as continuation of medical and dental benefits pursuant to Company policies (including any requirement for employee premium contributions) in effect during the said period. Salary continuation payments shall be made in accordance with the regularly scheduled payroll frequency in effect on the date of Employee’s termination of employment. Each installment payment required under this Section shall be considered a separate payment under Internal Revenue Code Section 409A.

b)	Conditions. The continuation of salary and benefits under this Section 15 is conditioned on Employee’s (i) compliance with the terms and conditions of this Agreement, including any post-termination restrictions and covenants, and (ii) execution of a release of any and all claims against the Company and its officers, directors, and employees arising from or related to the Employee’s employment. Salary continuation payments in the event of termination by the Company without Cause under (a) above will be offset by the amount of any compensation Employee receives during the Severance Period from the Company or another employer or as an independent contractor. Medical and dental benefits continued in the event of termination under (a) or (b) will terminate upon receipt of comparable benefits from another employer. The release required pursuant to subsection (ii) above shall be substantially similar with respect to all material terms and conditions to the form attached hereto as Attachment A, and must be executed and returned to the Company within forty fine (45) days of Employee’s termination of employment to avoid forfeiture by Employee of the salary continuation payments described in Section 15(a) above.

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c)	Key Employee Six Month Deferral. Notwithstanding anything to the contrary in this Section 15, if any such payments set forth in paragraph 15(a) are classified as nonqualified deferred compensation, as defined in Internal Revenue Code Section 409A and the regulations thereunder, such payments subject to Section 409A shall be deferred until at least six (6) month after the date of termination. Any payment of nonqualified deferred compensation otherwise due in such six (6) month period shall be suspended and become payable in a lump sum at the end of such six (6) month period, and shall not otherwise be subject to any offset or reduction pursuant to paragraph 15(b) above solely because of said deferral. However, any payments not subject to Section 409A shall be immediately payable pursuant to Section 15(a) and will not be suspended or deferred.

d)	Effect on Employment at Will. By way of clarification, Employee is not entitled to salary or benefits continuation if Employee terminates the employment except as specified in this Paragraph 15, and nothing in this Section is intended to affect the rights of either party to terminate the employment at any time with or without Cause.

16)	Binding Arbitration.

a)	Any dispute, claim or controversy with respect to Employee’s employment or its termination (whether the termination of employment is voluntary or involuntary) shall be settled exclusively (except as set out in Section 13(e) above) by arbitration in accordance with the rules of the American Arbitration Association (“AAA”). Either party may request arbitration in writing after good faith efforts to resolve the matter internally, and the parties shall select an arbitrator under the AAA rules. Employee and Stereotaxis each waive their constitutional rights to have such matters determined by a jury, explicitly and definitely prefer arbitration to recourse to the courts, and have prescribed arbitration as their sole and exclusive method of binding dispute resolution because, among other reasons, it is quicker, less expensive, and less formal than litigation in court.

b)	Except as set out in Section 18 below, the arbitrator shall not have the authority to modify, add to or eliminate any provision of this Agreement. The arbitration shall be held in St. Louis, Missouri. The award of the arbitrator shall be final and binding on the parties. Judgment upon the arbitrator’s award may be entered in any court, state or federal, having jurisdiction over the parties. If a written request for arbitration is not made within one (1) year of the date of the termination of employment or, in the case of disputes not resolved internally, the date of the final decision reached by the Human Resources Department, all remedies regarding such dispute, claim or controversy shall be waived.

c)	In the event of any litigation or arbitration or other proceeding by which one party seeks to enforce its rights or seeks a declaration of any rights or obligations under this Agreement, aparty that is finally determined to have breached this Agreement or the party against which injunctive relief is awarded shall pay the other party its reasonable attorney fees, costs, and expenses incurred.

17)	Choice of Forum and Governing Law. Employee acknowledges and agrees that substantial and material aspects of the employment under this Agreement take place in St. Louis, Missouri and that the important decisions, training, planning and activities hereunder are focused in St. Louis, Missouri. In light of Company’s substantial contacts with the State of Missouri, the parties’ interests in ensuring that disputes regarding the interpretation, validity and enforceability of this Agreement are resolved on a uniform basis, and Company’s execution of, and the making of this Agreement in Missouri, the parties agree that: (a) any litigation involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be filed and conducted exclusively in the state or federal courts in St. Louis County, Missouri; and (b) the Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri.

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18)	Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal or are deemed unenforceable by any tribunal of competent jurisdiction, it shall be modified and enforced to the maximum extent permissible under applicable law. It is the intention of the Parties that the remainder of this Agreement shall not be affected, provided that a Party’s rights under this Agreement are not materially affected, in which case the Parties covenant and agree to revise any such provision or the Agreement in good faith in order to provide a term, covenant, condition or application of this Agreement that most closely complies with the intent of the Parties under the Agreement as originally executed.

19)	Assignment. The Company may assign this Agreement and Employee’s employment to any entity to which the operations it currently manages are transferred, whether through reorganization, merger, sale or any other transfer. As a contract for personal services, neither this Agreement nor any rights hereunder shall be assigned by Employee.

20)	Construction. The Parties to this Agreement represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by the other party or the other party’s agents, attorneys or representatives regarding the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any party. This Agreement shall be construed as if each party was its author and each party hereby adopts the language of this Agreement as if it were his, her or its own. Section headings are provided in this Agreement for convenience only and shall not be deemed to substantively affect the content of such sections. In addition, in light of the post-employment compensation to be paid to Employee under Section 15 of this Agreement if Employee is terminated without Cause, Employee acknowledges and agrees that Employee’s post-employment obligations under Section 11 are reasonable and should be fully enforceable regardless of why or how his employment may end, and regardless of the reason(s) why and/or whether or not such termination of employment is with or without Cause.

21)	Entire Agreement. This Agreement, including the Offer Letter and these Terms and Conditions and any Exhibits attached hereto, sets forth all the covenants, promises, agreements, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter hereof other than as set forth herein and therein. No amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the Employee and an authorized representative of the Company. This Agreement cannot be changed orally or by any conduct of either Employee or the Company or any course of dealings between Employee, or another person and the Company.

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Employee and the Company have executed this Agreement and agree to enter into and be bound by the provisions hereof as of                     .

BY SIGNING THIS AGREEMENT, EMPLOYEE IS HEREBY CERTIFYING THAT EMPLOYEE (A) HAS RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE EXECUTING IT; (B) HAS READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT; (C) HAS HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING THE AGREEMENT TO ASK ANY QUESTIONS EMPLOYEE HAS ABOUT THE AGREEMENT AND HAS RECEIVED SATISFACTORY ANSWERS TO ALL SUCH QUESTIONS AND TO CONFER WITH COUNSEL; AND (D) UNDERSTANDS EMPLOYEE’S RIGHTS AND OBLIGATIONS UNDER THE AGREEMENT.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION.

Employee	Stereotaxis, Inc.

/s/ Melissa Walker	/s/ David Giffin
Melissa Walker	David Giffin
Senior VP of Regulatory, Quality and Compliance	Vice President, Human Resources

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Attachment A

FORM OF SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (“Agreement”) is made between Stereotaxis, Inc. (“Stereotaxis”), including its divisions, subsidiaries, parent and affiliated corporations, their successors and assigns (individually and collectively “Stereotaxis”) and                      with Employee’s heirs, executors, administrators, successors and assigns (“Employee”).

WHEREAS, Stereotaxis and Employee entered into an Employment Agreement dated                      (said agreement and any and all amendments collectively, the “Employment Agreement”), and now desire to terminate their employment relationship and settle all legal rights and obligations resulting from Employee’s employment with Stereotaxis.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations and undertakings of the parties set forth herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Separation Date. Employee’s employment with Stereotaxis will terminate effective .

2.	In consideration for Employee’s execution of, and subject to the terms and conditions of this Severance Agreement and Release, Stereotaxis agrees as follows:

(a)	Severance. Employee will receive weeks of base pay in the amount of $ per week as severance, for a total payment of $ , less deductions required by law. Employee’s severance will payable in accordance with Stereotaxis’ normal payroll dates and will commence once the revocation period set forth in paragraph 6(e) has elapsed without Employee revoking this Release.

(b)	Vacation. Employee will be paid $ , less deductions required by law, as full and complete payment of all remaining vacation hours and personal time earned but not used by Employee’s Separation Date.

(c)	Insurance. Stereotaxis will permit Employee to exercise Employee’s COBRA conversion privileges as provided by law, effective . Stereotaxis will pay the cost under COBRA for continuing Employee’s group medical and dental insurance from through , as set out in the Employment Agreement provided Employee’s regular monthly contribution is made by deduction from the severance payment. Thereafter, Employee shall be responsible to pay the cost to continue group medical insurance under COBRA.

3.	The parties agree that the compensation and benefits described above provided Employee by Stereotaxis represent additional compensation and benefits to which Employee would not be entitled absent this Agreement, and constitute the total compensation and benefits payable by Stereotaxis to Employee with regard to Employee’s employment by Stereotaxis and its termination, and that no other compensation, commissions, bonuses, benefits or payments of any kind will be paid other than the amounts set forth above.

4.

Employee hereby waives and releases Stereotaxis, its subsidiaries, related, parent and affiliated corporations and business entities, their successors and assigns, and their past and present officers, directors, shareholders, employees and agents (“the Released Parties”) from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, since the beginning of time through the date of this Agreement, including, but not limited to, any claim Employee may have under any agreements which Employee may have with any of the Released Parties, any claims that arose as

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a consequence of Employee’s employment by Stereotaxis, or arising out of the termination of the employment relationship, or arising out of any acts committed or omitted during or after the existence of the employment relationship through the date of this Agreement. Such release and waiver of claims will include, but shall not be limited to, those claims which were, could have been, or could be the subject of an internal grievance or appeal procedure or an administrative or judicial proceeding filed either by Employee or on Employee’s behalf under any federal, state or local law or regulation, any claim of discrimination under any state or federal statute, regulation or ordinance including, but not limited to Titles 29 and 42 of the United States Code, Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act, the Older Worker Benefit Protection Act, the Missouri Human Rights Act, City of St. Louis Ordinance 62710, any other federal, state or local law, ordinance or regulation regarding employment, discrimination in employment or termination of employment, any claims for breach of contract, wrongful termination, promissory estoppel, detrimental reliance, negligent or intentional infliction of emotional distress, or any other actions at common law, in contract or tort, all claims for lost wages, bonuses, commissions, benefits, expenses, severance, service letter, re-employment, compensatory or punitive damages, attorney’s fees, and all claims for any other type of legal or equitable relief. Employee further waives all rights to future employment with Stereotaxis and agrees not to apply for employment with Stereotaxis.

This Release does not affect any vested rights Employee may have under any retirement plan of Stereotaxis.

5.	Employee covenants not to sue or otherwise make any claims against Stereotaxis or any other party released herein with respect to any claim released pursuant to this Agreement.

6.	By execution of this document, Employee expressly waives any and all rights to claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq. (the “ADEA”).

(a)	Employee acknowledges that Employee’s waiver of rights or claims refers to rights or claims arising under the ADEA is in writing and is understood by Employee.

(b)	Employee expressly understands that by execution of this document, Employee does not waive any rights or claims under the ADEA that may arise after the date the waiver is executed.

(c)	Employee acknowledges that the waiver of Employee’s rights or claims arising under the ADEA is in exchange for the consideration outlined in this Agreement which is above and beyond that to which Employee is entitled.

(d)	Employee acknowledges that Stereotaxis expressly advised Employee to consult an attorney of Employee’s choosing prior to executing this document and that Employee has been given a period of not less than forty-five (45) days within which to consider this Agreement.

(e)	Employee acknowledges that Employee has been advised by Stereotaxis that Employee is entitled to revoke (in the event Employee executes this document) Employee’s waiver of rights or claims arising under the ADEA within seven (7) days after executing this document by notifying Stereotaxis in writing at: Stereotaxis, 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108, Attn: VP of Human Resources that Employee intends to revoke this waiver and that said waiver will not and does not become effective or enforceable until the seven (7) day period has expired. Employee agrees that payment of monies due under this executed and unrevoked waiver shall not be payable until the seven (7) day revocation period has expired and Employee has not revoked this waiver.

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7.	Employee agrees that the terms and provisions of this Agreement and the fact and amount of consideration paid pursuant to this Agreement shall at all times remain confidential and not be disclosed to anyone not a party to this Agreement, other than (1) to the extent disclosure is required by law, or (2) to Employee’s spouse, attorneys, accountant and tax advisors who have a need to know in order to render Employee professional advice or service. Employee agrees to ensure said individuals maintain such confidentiality.

8.	Employee agrees not to a) disclose or use confidential information of Employer required to be kept confidential under the Employment Agreement, b) violate any covenants of non-competition or any other surviving terms or conditions of the Employment Agreement, c) disparage Employer or make or solicit any comments, statements, or the like to the media or to any third party that may be considered to be derogatory or detrimental to the good name and/or business reputation of Employer, including its directors, officers, employees, agents, representatives and customers.

9.	Employee agrees to promptly return to Stereotaxis any and all electronic media files, company keys, company vehicles, credit cards, equipment, documents, papers, records, notes, memoranda, plans, files, and other records containing information concerning Stereotaxis or its employees, customers, or operations, and any other information or materials required to be returned pursuant to the Employment Agreement.

10.	Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law or to be contrary to law, and whenever there is any conflict between any provision of this Agreement and any present or future statute, law, government regulation or ordinance contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the provisions of this Agreement affected shall be curtailed and restricted only to the extent necessary to bring them within legal requirements.

11.	The existence and execution of this Agreement shall not be considered, and shall not be admissible in any proceeding, as an admission by Stereotaxis or anyone released hereby, of any liability, error, violation or omission.

12.	This Agreement shall be governed by, and construed and interpreted according to, the laws of the State of Missouri and whenever possible, each provision herein shall be interpreted in such manner as to be effective or valid under applicable law.

13.	The parties acknowledge this Agreement constitutes the entire agreement between them superseding all prior written and oral agreements or understandings between them, with the exception of any terms and conditions of the Employment Agreement that survive its termination.

14.	This Agreement may not be modified, altered or changed except by written agreement signed by the parties hereto.

15.	Employee acknowledges that the only consideration for Employee signing this Agreement are the terms stated above and that no other promise, agreement, statement or representation of any kind has been made to Employee by any person or entity to cause Employee to sign this Agreement, and that Employee a) has read this Agreement, b) has had a reasonable amount of time to consider its terms, c) is competent to execute this Agreement, d) has had an adequate opportunity to discuss this Agreement with an attorney and has done so or has voluntarily elected not to do so, d) fully understands the meaning and intent of this Agreement, and e) is voluntarily executing it of Employee’s own free will.

STX 0809

AGREED TO AND ACCEPTED:

Employee

STATE OF	)

)
COUNTY OF	)

COMES NOW                     , who states to me that he/she has read and understands the foregoing Agreement and agrees to and accepts its terns and conditions as a free act of his/her own volition.

Subscribed and sworn to before me this      day of                     .

Notary Public

My Commission Expires:

STEREOTAXIS:

By:

Date:

STX 0809